Form of	Exhibit (g)(35)
LETTER AGREEMENT
January 14, 2014
Steven Bennett, Esq.
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC/2S
Boston, Massachusetts 02111
Dear Mr. Bennett:
This letter is to notify you that Janus Investment Fund (the “Trust”) will change the name of Janus Protected Series – Global to Janus Preservation Series – Global and Janus Protected Series – Growth to Janus Preservation Series – Growth, each effective as of January 28, 2014. The Trust requests confirmation that all references to “Janus Protected Series – Global” and “Janus Protected Series - Growth” in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”), shall be replaced with “Janus Preservation Series – Global” and “Janus Preservation Series - Growth,” respectively.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND

By:
Stephanie Grauerholz-Lofton
Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

By:

Agreed to this _________________ day of _________________________, 2014.